Exhibit 10.14

TACTILE SYSTEMS TECHNOLOGY, INC.

Restricted Stock Award Agreement

Under the 2016 Equity Incentive Plan

Tactile Systems Technology, Inc. (the “Company”), pursuant to its 2016 Equity Incentive Plan (the “Plan”), hereby grants an award of Restricted Stock to you, the Participant named below.  The terms and conditions of this Restricted Stock Award are set forth in this Restricted Stock Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you.  Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Participant: **[ ]
Number of Shares of Restricted Stock: **[ ]	Grant Date:	, 20
Vesting Schedule:

Vesting Dates	Number of Restricted Shares that Vest

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document.  You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding the grant to you of the number of Shares of Restricted Stock specified in the table above.

PARTICIPANT:	TACTILE SYSTEMS TECHNOLOGY, INC.

By:
Title:

Tactile Systems Technology, Inc.

2016 Equity Incentive Plan

Restricted Stock Award Agreement

Terms and Conditions

1.                                      Grant of Restricted Stock.  The Company hereby grants to you, as of the Grant Date specified on the cover page of this Agreement and subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Shares of Restricted Stock specified on the cover page of this Agreement.  Unless and until these Shares vest as provided in Section 4 below, they are subject to the restrictions provided for in Section 3 of this Agreement and are referred to as “Restricted Shares.”

2.                                      Issuance of Restricted Shares.  Until the Restricted Shares vest as provided in Section 4, the Restricted Shares will be evidenced either by a book-entry in your name with the Company’s transfer agent or by one or more stock certificates issued in your name.  Any such stock certificate(s) will be deposited with the Company or its designee and will bear the following legend:

“This Certificate and the shares of stock evidenced hereby are subject to the terms and conditions (including possible forfeiture and restrictions on transfer) contained in the Restricted Stock Award Agreement (the “Agreement”) between the registered owner of the shares evidenced hereby and the Company.  Release from such terms and conditions shall be made only in accordance with the provisions of the Agreement, a copy of which is on file in the office of the Company’s Secretary.”

Any book-entry will be accompanied by a similar legend and shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable.  Simultaneously with the execution and delivery of this Agreement, you shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Shares.

3.                                      Transfer Restrictions, Possible Forfeiture and Rights as Shareholder.  Until the Restricted Shares vest as provided in Section 4, you are not entitled to sell, transfer, assign, pledge or otherwise encumber or dispose of the Restricted Shares, and the Restricted Shares remain subject to possible forfeiture as provided in Section 5.  Except as otherwise provided in this Agreement or the Plan, you are entitled at all times on and after the Grant Date specified on the cover page of this Agreement to all the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and the right to receive regular cash dividends thereon (subject to applicable tax withholding).  Any Shares distributed as a stock dividend or in a stock split or otherwise with respect to the Restricted Shares before they vest shall be considered additional Restricted Shares subject to the same transfer restrictions and risk of forfeiture as the underlying Restricted Shares and shall be held as prescribed in Section 2.

4.                                      Vesting of Restricted Shares.

(a)                                 Scheduled Vesting.  If you remain a Service Provider continuously from the Grant Date specified on the cover page of this Agreement, then the Restricted Shares will vest in the number(s) and on the date(s) specified in the Vesting Schedule on the cover page of this Agreement.

(b)                                 Accelerated Vesting.  Notwithstanding Section 4(a):

(1)                                 Death or Disability.  If your Service terminates prior to the final scheduled vesting date due to your death or Disability, all of the Restricted Shares shall vest as of such termination date.

(2)                                 Change in Control.  If and to the extent this Award is continued, assumed or replaced in connection with a Change in Control, and if within one year after the Change in Control you experience an involuntary termination of Service for reasons other than Cause, [or you terminate your Service for Good Reason (as defined below),] then all of the Restricted Shares shall vest as of such termination date.  In addition, vesting of the Restricted Shares may be accelerated during the term of the Award under the circumstances described in Sections 12(b) and 12(c) of the Plan.

[(3)                             Definition of “Good Reason.”  “Good Reason” shall, if you have an employment agreement with the Company, have the meaning set forth in your employment agreement.  If you do not have an employment agreement with the Company, “Good Reason” means the existence of one or more of the following conditions without your written consent, so long as you provided written notice to the Company of the existence of the condition not later than 90 days after the initial existence of the condition, the condition has not been remedied by the Company within 30 days after its receipt of such notice and your Service terminates no later than 130 days after the condition’s initial occurrence: (i) any material, adverse change in your duties, responsibilities, or authority; (ii) a material reduction in your base salary or bonus opportunity that is not part of a general reduction applicable to employees in the same classification or grade as you; or (iii) a geographical relocation of your principal office location by more than 50 miles.]

5.                                      Effect of Termination of Service.  Except as otherwise provided in accordance with Section 4(b), if you cease to be a Service Provider, you will immediately forfeit all unvested Restricted Shares.

6.                                      Delivery of Unrestricted Shares.  After any Restricted Shares vest pursuant to Section 4, the Company shall, as soon as practicable, cause to be delivered to you, or to your designated beneficiary or estate in the event of your death, the applicable number of unrestricted Shares.  Delivery of the unrestricted Shares shall be effected by the removal of restrictions on the book-entry in the stock register maintained by the Company’s transfer agent with a corresponding notice provided to you, by the electronic delivery of the Shares to a brokerage account you designate, or by delivery to you of a stock certificate without restrictive legend, and shall be subject to the tax withholding provisions of Section 7 and compliance with all applicable legal requirements as provided in Section 17(c) of the Plan.

7.                                      Tax Consequences and Withholding.  You acknowledge that unless you make a proper and timely Section 83(b) election as described below, then at the time the Restricted Shares vest, you will be obligated to recognize ordinary income in an amount equal to the Fair Market Value as of the date of vesting of the Restricted Shares then vesting.  No unrestricted Shares will be delivered to you unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the vesting of the Restricted Shares.  You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan.  If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company retain a number of unrestricted Shares otherwise deliverable to you, you must make such a request which shall be subject to approval by the Company.

You understand that, with respect to the grant of this Restricted Stock Award, you may file an election with the Internal Revenue Service, within 30 days of the Grant Date, electing pursuant to Section 83(b) of the Internal Revenue Code to be taxed on the Fair Market Value of the Restricted Shares as of the Grant Date.  You acknowledge that it is your sole responsibility to timely file an election under Section 83(b) of the Code.  If you make such an election, you must promptly provide the Company with a copy, and make arrangements acceptable to the Company for the payment of withholding taxes as described above.

8.                                      Governing Plan Document.  This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Board or the Committee pursuant to the Plan.  If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

9.                                      Choice of Law.  This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

10.                               Binding Effect.  This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

11.                               Compensation Recovery Policy.  To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed.  This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

12.                               Other Agreements.  You agree that in connection with this award of Restricted Shares or the delivery of unrestricted Shares, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.

13.                               Electronic Delivery and Acceptance.  The Company may deliver any documents related to this Restricted Stock Award by electronic means and request your acceptance of this Agreement by electronic means.  You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.